Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

Article 1. — Parties.

     The parties to this Agreement are: (a) GABLES REALTY LIMITED PARTNERSHIP, a Delaware limited partnership, and GABLES GP, INC., a Texas corporation (herein jointly referred to as “Seller”); (b) GABLES-TENNESSEE PROPERTIES, L.L.C. (“GTP”), a Tennessee limited liability company, successor to GABLES-TENNESSEE PROPERTIES, a Tennessee general partnership; and (c) AMERICA FIRST APARTMENT INVESTORS, INC. (“Buyer”), a Maryland corporation. Unless otherwise specified, words and phrases that are capitalized in this Agreement are defined in Article 20 of this Agreement.

Article 2. — Property To Be Purchased.

     Seller currently owns all the membership interests in GTP, which owns an apartment complex, developed in two phases and together known as “Gables Hickory Hollow” located in Antioch, Davidson County, Tennessee, consisting of the Land, the Improvements, the Tangible Personalty, the Leases, the Service Agreements and the Other Intangible Property (herein referred to as the “Property”). Seller intends to cause GTP to convey the Property to a newly formed limited liability company that will be owned by Seller in the same percentages as Seller owns GTP. To effectuate said plan, Seller shall: (a) form a new limited liability company (the “Project LLC”) under Tennessee law, having Seller as its only member; (b) GTP shall convey the Property to the Project LLC; (c) the Project LLC shall have an agreed value of TWENTY NINE MILLION SEVEN HUNDRED FIFTY THOUSAND AND NO/100 ($29,750,000.00) DOLLARS; (c) simultaneously with the conveyance of the Property by GTP to the Project LLC, Seller shall sell to Buyer and Buyer shall purchase from Seller, at said agreed value, 100% of the membership interests in the Project LLC. The membership interests in the Project LLC are herein referred to as the “Membership Interests.”

Article 3. — Purchase Price.

     301. The Purchase Price to be paid by Buyer to Seller at Closing for the purchase of the Membership Interests by Buyer shall be TWENTY NINE MILLION SIX HUNDRED FIFTY THOUSAND AND NO/100 ($29,650,000.00) DOLLARS. Provided however, if, prior to Closing, it is determined to the reasonable satisfaction of both Seller and Buyer that the Nashville Fire Marshall will not require the installation of a fire alarm system, the Purchase Price shall be increased by One Hundred Thousand and No/100 Dollars ($100,000.00).

     302. Within two (2) Business Days after the Contract Date, Buyer shall deposit with Escrow Agent good funds in the amount of THREE HUNDRED THOUSAND AND NO/100 ($300,000.00) DOLLARS (the “Initial Deposit”). If Buyer does not terminate this Agreement before the Due Diligence Date, on or before the first Business Day after the Due Diligence Date, Buyer shall deposit with Escrow Agent an additional THREE HUNDRED THOUSAND AND NO/100 ($300,000.00) DOLLARS (the “Second Deposit”). “Earnest Money,” as used in this Agreement, shall mean the Initial Deposit, the Second Deposit, all additional earnest money, if any, plus all interest earned on said funds. Escrow Agent shall promptly deposit the Earnest Money in a short-term interest bearing account with the Bank. All interest earned on the Earnest Money shall be added to and become a part of the Earnest Money and shall constitute income to Buyer. Buyer represents and warrants to Seller and Escrow Agent that Buyer’s federal tax identification number is the one shown below Buyer’s execution of this Agreement. Escrow Agent shall hold, administer and disburse the Earnest Money in accordance with this Agreement. If Escrow Agent shall not otherwise be required to disburse the Earnest Money, Escrow Agent shall pay the Earnest Money to Seller at Closing, and Buyer shall receive a credit for the amount of the Earnest Money against the Purchase Price. If Buyer fails or refuses to deposit the Initial Deposit with Escrow Agent when due, Seller shall have the right to terminate this Agreement by giving written notice of termination to Buyer and Escrow Agent, whereupon no party shall have any further duties, obligations or liabilities under this Agreement, except the Continuing Obligations.

     303. Buyer shall receive a credit against the Purchase Price in an amount equal to the sum of the unpaid principal balance plus accrued and unpaid interest for which funds are not on deposit with the Bond Trustee to pay interest as of the Proration Date with respect to the Bond Financing.

     304. After crediting to Buyer the Earnest Money, the amount specified in Section 303 with respect to the Bond Financing, and the cash adjustments provided in Article 4, the net amount of the Purchase Price, shall be paid at Closing in good funds immediately available in Atlanta, Georgia before 2:00 p.m. on Closing Date by bank wire transfer to an account designated by Seller at least two (2) Business Days before Closing.

Article 4. — Cash Adjustments And Closing Costs.

     401. The following items shall be prorated between GTP and the Project LLC on a per diem basis as of the Proration Date:

          401.1 Rents for the month in which Closing occurs. At Closing, GTP shall identify all Tenants that are in arrears in the payment of rent on Closing Date. All rent payments (net of third party costs of collection) received by the Project LLC after Closing from Tenants who were in arrears at Closing shall be paid by the Project LLC to GTP to be applied towards the rents due to GTP until all arrearages in rent have been paid. GTP shall not bring any suit or other proceeding against any Tenant under the Leases after Closing on account of delinquent rents without the prior written consent of the Project LLC. Buyer assumes no obligation to collect or enforce the payment of any such moneys owed to GTP. If the Project LLC employs an agent to collect delinquent rent after Closing, such agent shall have the right to deduct and retain from GTP’s share of any rent or other payments received by the Project LLC after Closing compensation at the rate payable to such agent by the Project LLC.

          401.2 Taxes and Assessments. If Closing occurs before the amount of any of the Taxes and Assessments have been finally determined, the prorating of such Taxes and Assessments at Closing shall be made on the basis of the most recently published tax rate applied to the most current valuation.

          401.3 Utility charges payable with respect to the Property, including water, sewer, electric, gas, telephone, trash removal, garbage removal and cable television. The parties shall use reasonable efforts to transfer the utility accounts as of the Proration Date. If any utility accounts are not transferred as of the Proration Date, the parties shall jointly arrange for said transfer as soon as practicable after Closing. GTP shall receive a credit for the amount of any utility deposits to the extent, if any, that they are transferred to the Project LLC.

          401.4 All charges under the Service Agreements.

          401.5 All interest and other costs that the Bond Financing requires to be paid, including Bond Trustee fees and Bond Issuer fees.

     402. At or before Closing, GTP shall pay (or make other arrangements acceptable to said employees) to all employees of the Property, GTP and/or GTP’s management company, in full, an amount attributable or equal to all vacation days, deferred compensation, sick leave, and other employee compensation and benefits, whether or not actually accrued or earned, in whole or in part, so that no such employee shall have any claim against Buyer for any such compensation. GTP and Seller indemnify the Project LLC of and from any liability arising in connection with GTP’s failure to comply with the foregoing, which indemnity shall survive Closing and shall not be limited by any limitation on damages or remedies set forth herein.

     403. [Intentionally Omitted]

     404. GTP shall transfer to the Project LLC, and the Project LLC shall assume responsibility for and the benefit of, all refundable security deposits, together with interest thereon to the extent that any law or contract requires any interest to be paid to Tenants.

     405. Any item of income or expense required to be prorated under this Article that for any reason is not prorated at Closing shall be prorated as soon thereafter as practicable. If any mutual mistake, including any erroneous mathematical calculation, is made in any proration at Closing, GTP and the Project LLC shall, within one hundred eighty (180) days after Closing, correct said mistake and make any payment required to produce an accurate proration.

     406. GTP shall pay the Tennessee real estate transfer tax (if applicable with respect to any transfer of any interest in the Property or the transfer of any Membership Interest contemplated by this Agreement), the attorneys’ fees of Seller and GTP, and one-half of the escrow fees of the Escrow Agent. Buyer shall pay the Mortgage Taxes, all recording costs, the costs of all surveys, title examination fees, title insurance premiums, Buyer’s attorneys’ fees, all expenses incurred in connection with the Bond Approvals, the Bond Opinions and the Substitution of Credit Enhancement (excluding any attorney’s fees of Seller in connection with any of the foregoing), and one-half of the escrow fees of the Escrow Agent.

     407. For a period of one hundred eighty (180) days following Closing Date, the Project LLC shall make available to GTP, and GTP shall make available to the Project LLC and their respective employees, agents, consultants, accountants and representatives all books and records maintained with respect to the Property that relate to any of the items to be prorated or allocated under this Agreement, which books and records shall be made available for inspection and copying upon reasonable notice during regular business hours. Any such inspection and copying shall be at reasonable intervals and at the inspecting party’s sole cost and expense.

Article 5. — Closing Date And Place.

     Closing of the transaction provided for in this Agreement shall be by mail through the Escrow Agent, at 10:00 a.m. on that date (“Scheduled Closing Date”) that is the earliest of (a) December 15, 2004, (b) the sixtieth (60th) day following the Due Diligence Date, or (c) such date to which both Seller and Buyer may agree in writing. On or before the Business Day immediately preceding Scheduled Closing Date, all documents shall be executed and delivered into escrow, pending Closing. Notwithstanding the foregoing, if Buyer sends a Buyer’s Notice of Title Objection pursuant to Article 6, then, if Seller so elects, Scheduled Closing Date shall be extended to allow Seller at least ten (10) days after receipt of Buyer’s Notice of Title Objection within which to decide whether or not to cure or satisfy Buyer’s Title Objection.

Article 6. — Title.

     601. At Closing, GTP shall convey to the Project LLC by quitclaim deed fee simple title in and to the Property, subject to the Permitted Title Exceptions. Within ten (10) Business Days after the Contract Date, Buyer shall obtain and deliver to Seller an owner’s title insurance commitment for an ALTA (1992) Owner’s Title Insurance Policy for the benefit of the Project LLC, together with legible copies of all documents referenced therein. If said title insurance commitment or the Survey (as defined below) shows any title exception or survey matter (“Buyer’s Title Objection”) that is not a Permitted Title Exception and that is objectionable to Buyer, within ten (10) days after receipt of the title commitment (together with copies of all documents referred to therein) and the Survey (defined in Section 602), Buyer shall give written notice (“Buyer’s Title Objection Notice”) thereof to GTP, and GTP shall have the right, but no obligation (except as expressly set forth below), to cause Buyer’s Title Objection to be cured or satisfied before or at Closing. Within ten (10) days after GTP’s receipt of Buyer’s Title Objection Notice, GTP shall respond in writing (“GTP’s Title Objection Response”) to Buyer’s Title Objection and shall notify Buyer whether GTP elects to cure Buyer’s Title Objection. If GTP fails to respond timely to Buyer’s Title Objection, GTP shall be deemed to have elected not to cure Buyer’s Title Objection. If GTP notifies Buyer that GTP will cure Buyer’s Title Objection, GTP shall be obligated to do so before or at Closing; and if GTP thereafter fails to cure Buyer’s Title Objection before or at Closing, Buyer shall have the right either (a) to proceed with Closing and deduct from the Purchase Price the reasonable costs reasonably incurred by Buyer to cure Buyer’s Title Objection, or (b) to receive a return of the Earnest Money. Following Buyer’s receipt of the Earnest Money, this Agreement shall terminate and be of no further force or effect, except for the Continuing Obligations. If GTP notifies Buyer that GTP does not intend to cure Buyer’s Title Objection, or if GTP is deemed to have elected not to cure Buyer’s Title Objection, then, at the option of Buyer, evidenced by written notice to GTP and Escrow Agent, Buyer shall have the right to elect (a) to terminate this Agreement and to receive a refund of the Earnest Money; or (b) to close the purchase, regardless of Buyer’s Title Objection, thereby waiving Buyer’s Title Objection. If GTP cures or satisfies Buyer’s Title Objection before or at Closing, then this Agreement shall remain in full force and effect.

     602. Within thirty (30) days after the Contract Date, Buyer shall furnish to Seller, a current plat of survey (the “Survey”) of the Premises dated on or subsequent to the Contract Date certified to GTP, Seller, Buyer and the Title Company (and such other Persons or entities as Buyer may designate) by a surveyor registered in the State, prepared in accordance with the most recent version of the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (as jointly established and adopted by the American Land Title Association and American Congress On Surveying and Mapping) for an Urban ALTA/ACSM LAND TITLE SURVEY (as defined therein).

Article 7. — Representations, Warranties And Covenants Of Seller.

     Seller and GTP hereby represent, warrant and covenant to Buyer and to the Project LLC that:

     701. Gables Realty Limited Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware, Gables GP, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, and GTP is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Tennessee; (b) each of Seller and GTP will be duly bound by the actions of the legal entities executing and delivering this Agreement and Closing Documents on its behalf, and the individuals executing and delivering said documents on behalf of said legal entities have all necessary power and authority to do so; (c) each of Seller and GTP has all necessary power and authority to execute, deliver and perform this Agreement and Closing Documents and to complete the transactions provided for herein; (d) neither the execution, delivery nor performance of this Agreement or any of Closing Documents, with or without notice, the passage of time, or both, (i) will constitute or result in a violation or breach by Seller or GTP of any judgment, order, writ, injunction, or decree issued against or imposed on Seller or GTP, or (ii) will result in a violation of any Legal Requirement or Private Covenant to which Seller or GTP is a party or which otherwise affects the Property; (e) neither GTP nor Seller is the subject of any Creditor Event; (f) this Agreement constitutes, and Closing Documents when executed and delivered will constitute, valid and binding legal obligations of Seller and GTP, enforceable in accordance with their respective terms and conditions, subject to all rules of law and principles of equity generally applicable to the enforceability of legal obligations including bankruptcy, reorganization and other debtor relief laws; (g) Exhibit “I” to this Agreement is a complete and accurate, in all material respects, list (the “Rent Roll”) of all the Leases in effect on the date of this Agreement; (h) there are no Service Agreements other than those agreements listed on Exhibit “J” to this Agreement; (i) to Seller’s knowledge, there are no material defaults by any party under the Leases or the Service Agreements; (j) the operating statements supplied by Seller and GTP to Buyer with respect to the operation of the Property, including the year end financial statements for 2002 and 2003 and the interim statements for the Property’s operations through June of 2004, are true, complete and accurate in all material respects; (k) Exhibit “K” to this Agreement is a complete and accurate, in all material respects, list of all pending litigation relating to the Property on the date of this Agreement; and (l) the Property has all necessary and properly functioning door closers and smoke detectors as required by applicable fire codes.

     702. In connection with the Bond Financing:

          702.1 The current aggregate outstanding balance of the Bonds is $26,150,000 of principal, plus, with respect to each series of bonds included in the Bonds, accrued (but not delinquent) interest since the most recent interest payment date of each such series. There is no scheduled amortization or sinking fund required in connection with any of the Bond Financing.

          702.2 Seller has supplied to Buyer certain certificates executed and delivered by Seller’s predecessor in title to the Property, copies of which are attached hereto as Exhibit “N”, but does not make any representations to, or authorize reliance by, Buyer or any third parties on such certificates.

          702.3 In accordance with Section 903 below, within five (5) days after the Contract Date, Seller shall deliver to Buyer the Delivered Bond Documents. Each of GTP and Seller has not entered into, or consented or agreed to, and each of GTP and Seller has no knowledge that there have occurred, any amendments, waivers or consents in connection with the Bond Financing except as evidenced or contained in the Delivered Bond Documents.

          702.4 Each of GTP and Seller has delivered to the Bond Issuer and the Bond Trustee all reports and certificates required to have been submitted during the Gables Period for the Property pursuant to the applicable Bond Documents for the Property.

          702.5 Each of GTP and Seller has at all times during the Gables Period complied with the covenants and restrictions contained in the Land Use Restriction Agreement, Regulatory Agreement or similar document (the “LURA”) affecting the Property. During the Gables Period, as required by, and in accordance with, the LURA and the Code, 20% or more of the residential units in the Property have been occupied by individuals whose income is 80% or less of area median gross income, which occupancy occurred at all times necessary for interest on the Bonds to continue to be excludible from gross income for federal income tax purposes under the Code. GTP and Seller have no knowledge of any acts or omissions that occurred during any periods prior to the Gables Period that would have caused interest on the Bonds to no longer be excludible from gross income for federal income tax purposes under the Code.

          702.6 There does not exist any default by GTP or Seller under any of the Bond Documents, or any fact or circumstance (including the proposed transfer of the Property to the Project LLC, the transfer of Membership Interests to Buyer, and the Substitution of Credit Enhancement for each part of the Bond Financing) that, with or without notice or the passage of time, or both, would constitute a default by GTP or Seller under any of the Bond Documents or would materially and adversely affect the exclusion of any interest on the Bond Financing from gross income for federal income tax purposes, and neither GTP nor Seller has any knowledge that either Bond Trustee or Bond Issuer has waived or consented to the waiver of any obligations or duties of any Person under any of the Bond Documents, including any obligations or duties related to the exclusion of interest on the Bonds from gross income for federal income tax purposes;

          702.7 Neither GTP nor Seller has received or become aware of notice of a default under any of the Bond Documents, including a notice that questions the authority of the Bond Issuer to execute and deliver the bonds involved in any part of the Bond Financing or the validity or enforceability of any such bonds or the Bond Documents. Neither GTP nor Seller has received or is aware of (a) notice of a claim that interest on the Bonds is not exempt from federal income taxation, or (b) of any fact or circumstance that creates a material risk that interest on the Bonds no longer would be excludible from gross income of any holders thereof for purposes of federal income taxation;

          702.8 Neither GTP nor Seller has received any notice or communication from the Internal Revenue Service (the “Service”) with respect to the Bonds, and each of GTP and Seller has no knowledge of the receipt by any other Person of any such notice or communication. With respect to the Gables Period for the Property, any reports required to be filed with the Service with respect to the Property have been timely filed and any arbitrage earnings required under the Bond Documents or under the Code to be rebated have been rebated. With respect to all periods prior to the Gables Period, GTP and Seller have no knowledge that any reports required to be filed with the Service with respect to the Property were not timely filed and any arbitrage earnings required under the Bond Documents or under the Code to be rebated were not rebated.

          702.9 There has not occurred any act or omission by GTP or Seller that has caused or will cause the interest on the Bonds to be or become subject to federal income taxation pursuant to the applicable provisions of the Code. Neither GTP nor Seller is aware of any act or omission by any other Person or entity that has caused or will cause the interest on the Bonds to be or become subject to federal income taxation pursuant to the applicable provisions of the Code. Each of GTP and Seller has no knowledge of any fact or circumstance that has occurred or currently exists that could, either now or with the passage of time, materially and adversely affect the exclusion of interest on the bonds involved in any part of the Bond Financing from gross income for federal income tax purposes.

          702.10 As of the Closing Date, GTP and Seller will have taken all actions, if any, required to be taken by GTP and Seller, as applicable, under the Bond Documents with respect to the Substitution of Credit Enhancement and the transfer of the Property or any interest therein pursuant to and as contemplated in this Agreement.

     703. Whenever the phrase “to Seller’s knowledge” or “Seller is not aware,” or “to GTP’s knowledge” or “GTP is not aware,” or any similar phrase is used in this Agreement with respect to Seller or GTP, said phrase shall refer to the actual present knowledge, without any investigation or inquiry, of Gloria Lutz, Regional Manager, and Dennis Rainosek, Vice President, who are the representatives of Seller responsible, respectively, for the management and sale of the Property. No knowledge of any Person other than said individual shall be imputed to Seller or GTP with respect to any representation or warranty contained in this Agreement or in any Closing Document.

     704. Each of GTP and Seller respectively represents and warrants to Buyer that no real estate transfer tax will be due or payable with respect to the conveyance of the Property by GTP to the Project LLC.

     705. As of Closing, each of the warranties and representations set forth in Article 7 above will be true in all material respects, except for changes in the operation of the Property occurring prior to Closing that are specifically permitted by this Agreement.

     706. Each of GTP and Seller hereby agrees to defend, indemnify and hold Buyer harmless against and from all actions, administrative proceedings, causes of action, charges, claims, costs, damages, decrees, demands, duties, expenses, fees, fines, judgments, liabilities, losses, obligations, orders, penalties, responsibilities, suits, taxes, and undertakings of every nature and kind whatsoever, whether meritorious or frivolous, including attorneys’ fees at both trial and appellate levels, caused by or arising out of, or alleged to have been caused by or to have arisen out of: (a) the performance or failure to perform the obligations of Seller or GTP under the Bond Documents or relating to the Bond Financing or the ownership or operation of the Property during the Gables Period; or (b) the breach of any representation or warranty by Seller or GTP under this Agreement. In the event of any legal action relating to such period, each of GTP and Seller shall defend the same at their respective expense with legal counsel selected by Seller, reasonably acceptable to Buyer. Buyer shall cooperate with GTP and Seller relative to any such claim.

     707. Buyer hereby agrees to defend, indemnify and hold each of GTP and Seller harmless against all actions, administrative proceedings, causes of action, charges, claims, costs, damages, decrees, demands, duties, expenses, fees, fines, judgments, liabilities, losses, obligations, orders, penalties, responsibilities, suits, taxes, and undertakings of every nature and kind whatsoever, whether meritorious or frivolous, including attorneys’ fees at both the trial and appellate levels, caused by or arising out of, or alleged to have been caused by or to have arisen out of: (a) the performance or failure to perform the obligations of Buyer under the Bond Documents or relating to the Bond Financing or the ownership or operation of the Property after the Gables Period; or (b) the breach of any representation or warranty by Buyer under this Agreement. In the event of any legal action relating to such period, Buyer shall defend the same at Buyer’s expense with legal counsel selected by Buyer, reasonably acceptable to Seller. GTP and Seller shall cooperate with Buyer relative to any such claim.

Article 8. — Representations And Warranties Of Buyer.

801. Buyer hereby represents, warrants and covenants to Seller and to the Project LLC that: (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland; (b) Buyer will be duly bound by the actions of the legal entities executing and delivering this Agreement and Closing Documents on its behalf, and the individuals executing and delivering said documents on behalf of said legal entities have all necessary power and authority to do so; (c) Buyer has all necessary power and authority to execute, deliver and perform this Agreement and Closing Documents and to complete the transactions provided for herein; (d) neither the execution, delivery nor performance of this Agreement or any of Closing Documents, with or without notice, the passage of time, or both, (i) will constitute or result in a violation or breach by Buyer of any judgment, order, writ, injunction, or decree issued against or imposed on Buyer, or (ii) will result in a violation of any Legal Requirement or

Private Covenant to which Buyer is a party or which otherwise affects this transaction; (e) Buyer is not the subject of any Creditor Event; and (f) this Agreement constitutes, and Closing Documents when executed and delivered will constitute, valid and binding legal obligations of Buyer, enforceable in accordance with their respective terms and conditions, subject to all rules of law and principles of equity generally applicable to the enforceability of legal obligations including bankruptcy, reorganization and other debtor relief laws.

Article 9. — Covenants.

     901. From the Contract Date until Closing, GTP: (a) shall maintain and operate the Property in substantially the same manner as it is presently being maintained and operated; (b) shall not cause the accrual of any liabilities with respect to the Property other than in the ordinary course of business; and (c) shall comply in all material respects with all terms and provisions of all Bond Documents currently in effect.

     902. From the Contract Date until Closing, GTP shall not, without the prior written consent of Buyer: (a) initiate, consent to, approve, acquiesce in or otherwise take any action with respect to any change in any zoning, special use permit or subdivision regulation with respect to the Property; (b) terminate, modify, alter, or supplement any appurtenant easement or any of the Permitted Title Exceptions; (c) transfer, assign, encumber, pledge, convey, ground lease, or sell the Property or any portion thereof; (d) modify, extend or amend any Service Agreement or enter into any new Service Agreement that will survive Closing; or (e) agree to any amendment or supplement, or grant or seek any waiver or consent, with respect to the Bond Documents or the Bond Financing, except for consents that would not materially and adversely affect GTP’s and Seller’s ability to effect the transactions contemplated in this Agreement.

     903. On or before the Contract Date, if available to Seller, Seller shall deliver to Buyer, or make available at the Property, copies of the items (the “Due Diligence Items”) listed on Exhibit “L.”

     904. From the Contract Date until Closing, GTP shall provide to Buyer, its agents, representatives and contractors, the right to enter upon the Property at reasonable times to make investigations, surveys, tests and studies; provided, however (a) Buyer shall not interfere with the normal operation of the Property and the quiet enjoyment of the Tenants; (b) Buyer shall not have the right to undertake any environmental study or test beyond the scope of a standard “Phase I” inspection without the prior written consent of GTP, which consent may be withheld for any reason or for no reason; (c) Buyer shall give GTP at least twenty-four (24) hours advance notice in writing or by telephone of each proposed entry upon the Property by or on behalf of Buyer, and GTP shall have the right to accompany Buyer and all of its agents, representatives and contractors at all times while they are upon the Property; (d) Buyer shall promptly pay for all work performed by order of Buyer, its agents, representatives, or contractors with respect to the Property and shall not cause the creation of any lien with respect to the Property in favor of any Person, including any contractor, subcontractor, materialman, mechanic, surveyor, architect or laborer; and (e) Buyer shall promptly deliver to Seller copies of all surveys, title commitments, environmental reports, and other engineering reports obtained by Buyer with respect to the Property. Buyer shall indemnify and hold harmless Seller and GTP against and from all losses, claims, damages, liabilities and expenses, including costs of investigation and reasonable legal fees and disbursements, that may be imposed upon Seller or GTP or incurred by Seller or GTP as a result of the exercise by Buyer of any right granted to Buyer in this Section. Seller grants to Buyer, its agents, contractors, and employees, a license, terminable only upon the termination of this Agreement, to inspect GTP’s books and records, including lease files, concerning the Property. GTP shall also use reasonable good faith efforts to cause its manager and agents for the Property to make their files and records regarding the Property available to Buyer for its inspection and review.

     905. Buyer shall have the option, in its sole discretion, to accept or reject any of the Service Agreements that can be terminated by GTP on or prior to Closing Date without the payment of any termination fee, cancellation fee, damages, or other similar charges; provided that Buyer shall reimburse Seller for all costs associated with the termination of said Service Agreements, e.g., if a Service Agreement requires a 30 day notice to terminate, Buyer shall reimburse Seller at Closing for the cost of said 30 days. On or before ten (10) days preceding the scheduled Closing Date, Buyer shall deliver to GTP a list of such terminable Service Agreements that Buyer would like for Seller to terminate (“Rejected Service Agreements”). GTP hereby agrees to terminate all Rejected Service Agreements before or at Closing. The parties acknowledge and agree that all existing management agreements and leasing agreements with respect to the Property shall be Rejected Service Agreements.

Article 10. — Conditions Precedent.

     1001. If, and only if, Seller and Buyer are not able to agree on a mutually satisfactory resolution of the issue concerning the need to install a new fire alarm, then, in such event, Buyer shall have the right to terminate this Agreement by delivering to Seller, before 5:00 o’clock p.m. on Monday, November 8, 2004 (the “Due Diligence Date”), a written termination notice, with a copy of said termination notice to Escrow Agent. Upon receipt of a copy of such termination notice on or before the Due Diligence Date, notwithstanding the provisions of Section 1602, Escrow Agent shall promptly return the Earnest Money to Buyer, whereupon no party shall have any further duties, obligations or liabilities under this Agreement, except the Continuing Obligations. As additional consideration for such termination right, within three (3) Business Days after the termination date, Buyer shall send a check to Seller in the amount of One Hundred and No/100 Dollars ($100.00) as a termination fee.

     1002. Notwithstanding any other provision of this Agreement, neither Seller nor GTP shall be obligated to sell the Membership Interests, to organize the Project LLC, or to convey the Property to the Project LLC unless and until the following conditions precedent have been satisfied: (a) at least thirty (30) days prior to the Scheduled Closing Date, Buyer is able to obtain a written commitment from a reputable credit provider for the Substitution of Credit Enhancement, which commitment is acceptable to Buyer; (b) on or before Scheduled Closing Date, Seller receives in a timely manner all items required by this Agreement to be delivered by Buyer before or at Closing; (c) on and before Scheduled Closing Date, there does not exist any material default, event of default, or event that, with the passage of time, the giving of notice, or both, would constitute a material default or event of default by Buyer under this Agreement; (d) on and before Scheduled Closing Date, each and every representation and warranty made by

Buyer in this Agreement is true in all material respects; and (e) on or before Scheduled Closing Date, the Substitution of Credit Enhancement is accomplished and the Bond Approvals and the Bond Opinions are obtained in the manner required by this Agreement.

     1003. If the conditions precedent set forth in Section 1002 are not satisfied on or before the dates specified in Section 1002, and if Seller is not in default, then Seller shall have the right: (a) to terminate this Agreement by giving written notice of termination to Buyer and Escrow Agent, whereupon Escrow Agent shall promptly pay the Earnest Money to Buyer if Buyer is not in default, or to Seller if Buyer is in default, and this Agreement shall terminate, except for the Continuing Obligations; or (b) if Buyer is willing or obligated to close, to close the transactions contemplated by this Agreement, regardless of such unsatisfied conditions precedent, without any reduction in the Purchase Price.

     1004. Notwithstanding any other provision of this Agreement, Buyer shall not be obligated to purchase the Membership Interests unless the following conditions precedent have been satisfied: (a) at least thirty (30) days prior to the Scheduled Closing Date, Buyer is able to obtain a written commitment from a reputable credit provider for the Substitution of Credit Enhancement, which commitment is acceptable to Buyer; (b) on or before the Scheduled Closing Date, Buyer receives all items required by this Agreement to be delivered by Seller before or at Closing; (c) on and before the Scheduled Closing Date, there does not exist any material default, event of default, or event that with the passage of time, the giving of notice, or both, would constitute a material default or event of default by Seller under this Agreement; (d) on and before the Scheduled Closing Date, each and every representation and warranty made by Seller in this Agreement is true in all material respects; and (e) on and before the Scheduled Closing Date, the provider of the new credit enhancement contemplated by the Substitution of Credit Enhancement complies in all material respects with its obligations under its commitment to accomplish the Substitution of Credit Enhancement, the Bond Assignment is executed and delivered by each party thereto (other than Buyer), and the Bond Approvals and the Bond Opinions are obtained.

     1005. If the conditions precedent set forth in Section 1004 have not have been satisfied on or before the dates specified in Section 1004, and if Buyer is not in default, then Buyer shall have the right: (a) to terminate this Agreement by giving written notice of termination to Seller and Escrow Agent, whereupon Escrow Agent shall promptly pay the Earnest Money to Buyer, and this Agreement shall terminate, except for the Continuing Obligations; or (b) if Seller is willing or obligated to close, to close the transaction contemplated hereby, regardless of such unsatisfied conditions precedent, without any reduction in the Purchase Price.

     1006. Beginning on the Contract Date, Buyer shall continuously and diligently use its good faith best efforts to obtain a written commitment from a reputable credit provider for the Substitution of Credit Enhancement, which commitment is acceptable to Buyer, and Buyer shall pay all costs in connection therewith, and GTP and Seller shall cooperate with Buyer in connection therewith.

     1007. Buyer shall cooperate with Seller to obtain the Bond Approvals. Seller shall be responsible for making request of the Bond Issuer and the Bond Trustee for the Bond Approvals, and Buyer shall supply to Bond Issuer and Bond Trustee information concerning Buyer’s experience with owning or operating apartment properties, its financial condition, its principals and any other information that may be reasonably requested by the Bond Issuer and/or Bond Trustee. Buyer shall make no contact with the Bond Issuer, the Bond Trustee or their respective counsel without participation by, or prior approval of, Seller and/or its counsel. As of Closing Date, Buyer shall have taken all actions that Buyer is required to take under the Bond Documents and that are within Buyer’s control with respect to the Substitution of Credit Enhancement and the transfer of the Membership Interests pursuant to and as contemplated in this Agreement.

Article 11. — Items To Be Delivered By Seller and GTP At Closing.

     At Closing, Seller and/or GTP, as applicable, shall execute and deliver to Buyer, and to others as applicable:

     1101. Such documents evidencing the existence and authority of Seller and GTP as may be reasonably required by Buyer or the Title Company.

     1102. A closing agreement for the sale of the Membership Interests substantially in the form of Exhibit “C-1".

     1103. A title affidavit substantially in the form of Exhibit “D”, together with any other affidavits or certificates reasonably required by the Title Company.

     1104. A quitclaim deed substantially in the form of Exhibit “E”.

     1105. A bill of sale and assignment and assumption substantially in the form of Exhibit “F”.

     1106. Two (2) assignments of membership interests (the “Membership Assignments”), one from Seller and one from GTP, substantially in the form of Exhibit “G”.

     1107. A notice to the Tenants substantially in the form of Exhibit “H”.

     1108. A certificate of organization and an operating agreement for the Project LLC.

     1109. Physical possession of the Property to the Project LLC.

     1110. All of the original Leases and written Service Agreements, and any and all building plans, specifications, surveys, site plans, engineering studies, soil tests, licenses, permits, and certificates of occupancy, in the possession or control of Seller, that, notwithstanding the foregoing, may be left at the applicable Property instead of being delivered to Buyer.

     1111. All warranties or guaranties that are applicable to the Property.

     1112. All keys for the Property.

     1113. A properly completed transfer tax form, if required.

     1114. An assignment and assumption of the Bond Documents (the “Bond Assignment") substantially in the form of Exhibit “O”, but with such changes as Bond Issuer, Bond Trustee or bond counsel may reasonably request.

     1115. An updated Rent Roll as of Closing and any additional income certifications.

     1116. A Tradename License Agreement in the form of Exhibit “P.”

     1117. Any other document reasonably requested by Buyer to effect the transfer of the Membership Interests in accordance with this Agreement.

Article 12A. — Items to be Delivered by Project LLC at Closing.

     At Closing, Seller shall execute and deliver in the name of and on behalf of the Project LLC:

     1201A. A closing agreement substantially in the form of Exhibit “C-2.”

     1202A. A bill of sale and assignment and assumption substantially in the form of Exhibit “F.”

     1203A. A notice to Tenants substantially in the form of Exhibit “H”.

     1204A. A Bond Assignment substantially in the form of Exhibit “O,” but with such changes as Bond Issuer, Bond Trustee or bond counsel may reasonably request.

     1205A. A Tradename License Agreement substantially in the form of Exhibit “P.”

Article 12B. — Items to be Delivered By Buyer at Closing.

     At Closing, Buyer shall execute and deliver:

     1201B. If applicable, a duly executed assignment of Buyer’s rights under this Agreement, subject to the provisions of Section 1811.

     1202B. A closing agreement for the sale of the Membership Interests substantially in the form of Exhibit “C-1.”

     1203B. The two Membership Assignments.

     1204B. The funds required to be paid pursuant to Section 304.

     1205B. Any other document reasonably requested by Seller or GTP to effect the closing of this transaction in accordance with this Agreement.

Article 13. — Damage, Destruction Or Condemnation.

     1301. Before Closing, all risk of loss to the Property by fire or other casualty shall be upon GTP. If, before Closing, there occurs damage to or destruction of any of the buildings located on the Property, that would cost in excess of FIVE HUNDRED THOUSAND AND NO/100 ($500,000.00) DOLLARS to repair, Seller shall promptly file a claim under its applicable insurance policies for such casualty (including loss of rents insurance), and Buyer shall have the option (a) to proceed with Closing and to receive at Closing an assignment of Seller’s insurance proceeds with respect to said damage, except for the insurance proceeds attributable to the loss of rents before Closing and any costs incurred by Seller to protect or repair the Property, and Buyer shall receive a credit at Closing in the amount of Seller’s deductible under its insurance policy, or (b) to terminate this Agreement. If Buyer elects to terminate this Agreement, Buyer shall send a written termination notice to Seller and to Escrow Agent within ten (10) Business Days after Buyer receives notice of such damage or destruction. If necessary, Closing Date shall be extended to allow Buyer at least ten (10) Business Days within which to make said election. If Buyer does not send such notice within such time, Buyer shall be conclusively deemed to have elected to proceed with Closing, subject to receipt of the insurance proceeds and credit described above, and shall not have any further right to terminate this Agreement because of such damage or destruction. If Buyer properly terminates this Agreement pursuant to this Section, the Earnest Money shall be returned to Buyer, and neither party shall have any further duties, obligations or liabilities to the other under this Agreement except for the Continuing Obligations. If, before Closing, there occurs damage to or destruction of any of the buildings located at any of the Property that would cost FIVE HUNDRED THOUSAND AND NO/100 ($500,000.00) DOLLARS or less to repair, then, in such event, Seller agrees (x) to repair such damage prior to Closing, or at Seller’s option, to allow Buyer a credit against the Purchase Price in an amount equal to the estimated cost of repair plus the estimated rents that Buyer will lose as a result of said damage, (y) this Agreement shall remain in full force and effect, and (z) Buyer shall be obligated to proceed with the purchase of the Property at the Purchase Price (less any credit pursuant to clause (x) above).

     1302. If, before Closing, any Condemnation of any portion of the Property occurs, other than a Permitted Road Widening (hereinafter defined), Buyer shall have the option either (a) to terminate this Agreement by giving written notice of termination within ten (10) Business Days after Buyer has received notice of such Condemnation; or (b) to complete the transaction provided for in this Agreement, in which event all Condemnation proceeds collected by Seller before Closing shall be credited against the Purchase Price, and, at Closing, Seller shall assign to Buyer all Condemnation proceeds that have not been paid at that time. If any Permitted Road Widening occurs, the transaction provided for in this Agreement shall be completed in accordance with Section (b) of the immediately preceding sentence, and all Condemnation proceeds shall be the property of Seller. “Permitted Road Widening,” as used in this Agreement, shall mean any Condemnation that results in the widening of one or more roads adjacent to the Property and that does not result in the loss of any building or any parking spaces, does not cause the Property to become a “non-conforming use” under any applicable Legal

Requirement, and does not interfere with the Property’s being used as a multi-family rental project. A parking space shall not be deemed to be lost if it can be moved to some other location on any part of the Land without materially diminishing the usefulness of the Property.

Article 14. — Brokerage Commissions.

     Seller shall indemnify, hold harmless and defend Buyer against all claims for sales commissions or other similar compensation that may be asserted by Broker with respect to this transaction. Seller shall indemnify, hold harmless and defend Buyer against all claims for sales commissions or other similar compensation that may be asserted by any Person other than Broker with respect to this transaction to the extent that the liability for said compensation is based upon actions of Seller. Buyer shall indemnify, hold harmless and defend Seller against all claims for sales commissions or other similar compensation that may be asserted by any Person other than Broker with respect to this transaction to the extent that the liability for said compensation is based upon actions of Buyer.

Article 15. — Remedies On Default.

     1501. If Buyer fails or refuses to purchase the Membership Interests as provided in this Agreement (other than by reason of a default by Seller or GTP hereunder) or otherwise defaults hereunder without any default by Seller or GTP, and such default by Buyer is not cured within five (5) days after written notice, Seller shall have the option to terminate this Agreement by giving written notice of termination to Buyer and Escrow Agent, whereupon Escrow Agent shall pay to Seller all the Earnest Money, as liquidated damages, which shall be the sole remedy of Seller against Buyer for Buyer’s failure or refusal to purchase the Membership Interests as provided in this Agreement, and neither Seller nor Buyer shall have any further rights or duties under this Agreement except for the Continuing Obligations. Seller and Buyer hereby agree that if Buyer defaults on its obligation to purchase the Membership Interests pursuant to this Agreement, (a) the amount of damages to Seller would be difficult, if not impossible, to determine, and (b) the amount of liquidated damages stated above constitutes a reasonable good faith estimate by the parties, as of the Contract Date, of the actual damages that Seller might incur if Buyer fails or refuses to purchase the Membership Interests pursuant to this Agreement.

     1502. If Seller or GTP fails or refuses to sell the Membership Interests to Buyer as provided in this Agreement or otherwise defaults hereunder without any default by Buyer, and such default by Seller or GTP is not cured within five (5) days after written notice, Buyer shall have the right to exercise any one of the following remedies: (a) to terminate this Agreement by sending a written termination notice to Seller and Escrow Agent, whereupon Escrow Agent shall promptly refund to Buyer all the Earnest Money being held by Escrow Agent, Seller shall reimburse Buyer within ten (10) days following receipt by Seller of a detailed itemization of Buyer’s out-of-pocket third party costs incurred in connection with this Agreement, including legal fees, all expenses incurred to obtain financing, etc., and neither Seller nor Buyer shall have any further rights or duties under this Agreement, except the Continuing Obligations; or (b) Buyer shall have the right to specific performance. Except as specifically stated above, Seller shall not be liable for monetary damages for its failure or refusal to sell the Property.

     1503. If any representation or warranty in this Agreement is true as of the Contract Date and is untrue in any material respect as of Closing Date as a result of events occurring between the Contract Date and Closing Date, other than a default under this Agreement on the part of the party making said representation or warranty, then, in such event, the other party’s sole remedy shall be either: (a) to waive said representation or warranty in writing and proceed with Closing of this transaction without any change in the Purchase Price; or (b) to terminate this Agreement by giving written notice to the other party before Closing. If either party terminates this Agreement in accordance with the immediately preceding sentence, Escrow Agent shall promptly refund all the Earnest Money to Buyer, whereupon neither Seller nor Buyer shall have any further rights or duties under this Agreement, except for the Continuing Obligations.

     1504. Notwithstanding any other provision of this Agreement, if Buyer purchases the Membership Interests from Seller, Buyer shall have no right to assert any remedies against GTP or Seller for the breach of any representation or warranty by GTP or Seller if Buyer had knowledge of said breach before Closing.

Article 16. — Escrow Agent.

     1601. In performing its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for its gross negligence or willful misconduct, and it shall accordingly not incur any such liability with respect (a) to any action taken or omitted in good faith upon advice of its counsel or (b) to any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, that Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper Person, and to conform to the provisions of this Agreement. Seller and Buyer hereby agree to indemnify and hold harmless Escrow Agent against all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and legal fees and disbursements, that may be imposed upon Escrow Agent or incurred by Escrow Agent in connection with its acceptance or performance of its duties hereunder, including any litigation arising out of this Agreement or involving the subject matter hereof unless caused by the gross negligence or willful misconduct of Escrow Agent. If any dispute arises between Seller and Buyer sufficient in the discretion of Escrow Agent to justify its doing so, Escrow Agent shall be entitled to tender into the registry or custody of the clerk of any state or federal court having jurisdiction over the county in which the Land is located, any or all money, property or documents in its hands relating to this Agreement, together with such legal pleadings as it shall deem appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. Seller and Buyer shall bear all costs and expenses of any such legal proceedings.

     1602. If Seller or Buyer (the “Objecting Party”) receives written notice from the other party (the “Demanding Party”) alleging that the Objecting Party is in default under this Agreement, and if the Objecting Party in good faith believes that it is not in default or that, for any reason, the Demanding Party is not entitled to receive payment of the Earnest Money, the Objecting Party shall have the right to give written notice to the Demanding Party and Escrow

Agent objecting to the payment of the Earnest Money to the Demanding Party. If Escrow Agent receives any such written objection before the payment of the Earnest Money to the Demanding Party, Escrow Agent shall hold the Earnest Money until the earlier of receipt by Escrow Agent of (a) consistent written instructions from Seller and Buyer with respect to the disposition of the Earnest Money or (b) a court order issued by a court of competent jurisdiction directing the disposition of the Earnest Money. Nothing contained in this Section shall prevent the return of the Earnest Money to Buyer pursuant to Section 1001 or prevent the Escrow Agent from exercising any of its rights under Section 1601.

Article 17. — Other Terms And Conditions.

     1701. The Continuing Obligations shall survive: (a) the termination of this Agreement before Closing (if applicable); (b) Closing; and (c) the delivery of Closing Documents, except as otherwise specifically agreed in writing by Seller and Buyer or as may be satisfied by the delivery of Closing Documents. All other representations, warranties, covenants, indemnities, agreements and obligations under this Agreement shall survive Closing and the delivery of Closing Documents, except as otherwise specifically agreed to in writing by Seller and Buyer or as may be satisfied by the delivery of Closing Documents, and none of such representations, warranties, covenants, indemnities, agreements or obligations shall merge with the transfer of title. The representations and warranties made in Section 704 shall continue in full force and effect until the expiration of the applicable period of limitations. All other representations and warranties made in this Agreement shall expire one hundred eighty (180) days after Closing Date (the “Expiration Date”). If any party (the “Claimant”) shall determine that any other party has breached one or more such representations and warranties, Claimant shall send to that other party written notice of such claim no later than the Expiration Date. If any notice of any claim is not sent on or before the Expiration Date, said claim shall expire and shall no longer be of any force or effect.

     1702. Any notice, request, demand, instruction or other communication (a “Notice”) to be given to any party with respect to this Agreement may be given either by the party or its legal counsel and shall be deemed to have been properly sent and given when delivered by hand or sent by reputable overnight courier service, or by facsimile when immediately followed by delivery by hand or by reputable overnight courier service. If delivered by hand, a Notice shall be deemed to have been sent, given, and received when actually delivered to the address specified in, or pursuant to, this section. If sent by courier service, a Notice shall be deemed to have been sent and given when delivered to said courier service by the sender, with the proper address and delivery charges either prepaid or charged to a proper account, and shall be deemed to have been received when actually delivered to the address specified in, or pursuant to, this section. If given by facsimile, a Notice shall be deemed to have been sent, given, and received when said facsimile is transmitted. The addresses to which Notices shall be sent are:

If to Seller or GTP:	Gables Realty Limited Partnership Gables GP, Inc. 2859 Paces Ferry Road Suite 1450 Atlanta, Georgia 30339 Attn: Mr. Edward A. Fish, III Tel: 770-438-5513 Fax: 770-435-7434 E-mail: efish@gables.com

With a copy to:	Holt Ney Zatcoff & Wasserman, LLP 100 Galleria Parkway Suite 600 Atlanta, Georgia 30339 Attn: Robert G. Holt, Esq. Tel: 770-956-9600 Fax: 770-956-1490 E-mail: rholt@hnzw.com

If to Buyer:	America First Companies Attention: Joseph N. Grego 101 East 52nd Street 25th Floor New York, NY 10022 Tel: 212-935-8760 Fax: 212-935-8761 E-mail: jgrego@am1st.com

With a copy to:	Kutak Rock LLP The Omaha Building 1650 Farnam Street Omaha, Nebraska 68102-2186 Attention: J. Toger Swanson, Esq. Tel: 402-346-6000 Fax: 402-346-1148 E-mail: toger.swanson@kutakrock.com

If to Escrow Agent:	LandAmerica National Commercial Services
Attention: Deborah Goodman
National Commercial Services
Suite 1895, Riverwood Building
3350 Cumberland Circle, NW
Atlanta, GA 30339
Telephone: 770-980-9440
Facsimile: 770-980-9799
Email: dgoodman@landam.com

Each party shall have the right to change the address to which Notices to it are to be sent by giving written notice of said change to the other parties as provided in this Section. If any notice is given in accordance with this section and the addressee fails or refuses to accept delivery of said Notice, or the address specified in, or pursuant to, this section is not the correct address, then, in such event, said Notice shall conclusively be deemed to have been received by the addressee on the earlier to occur of (a) the time specified above in this section or (b) the date when an attempt is made to deliver said Notice to the address specified in, or pursuant to, this section.

     1703. If any dispute arises between Seller and Buyer with respect to this Agreement, the losing party shall reimburse the prevailing party for all reasonable costs incurred as a result of said dispute, including reasonable attorneys’ fees at both the trial and appellate levels.

     1704. If Buyer fails or refuses to purchase the Membership Interests pursuant to this Agreement when required to do so, then, in such event, Buyer shall promptly return to Seller any and all items furnished by Seller or GTP to Buyer with respect to the Property.

     1705. Each of Seller and Buyer shall keep the provisions of this Agreement confidential until Closing, if Closing occurs, and permanently if Closing does not occur; provided, however, that each party may disclose the provisions of this Agreement to its attorneys, accountants, financial advisors, investors, consultants, engineers and lenders and as may be required by any applicable Legal Requirement.

     1706. Under no circumstances shall any Person record in any public records any copy of this Agreement or any affidavit, short form agreement or other instrument or document giving public notice of the existence of this Agreement, except for (a) GTP’s recording of the deed to the Project LLC subsequent to Closing and (b) presenting this Agreement to a court of competent jurisdiction in connection with the enforcement of the provisions of this Agreement, or recording of a lis pendens if Buyer seeks specific performance of this Agreement.

Article 18. — Interpretation And Construction.

     The following rules of interpretation and construction shall apply for all purposes to this Agreement, to all amendments to the Agreement, and to all Closing Documents, unless the context shall clearly require otherwise:

     1801. The terms “include,” “including” and similar terms shall be construed as if followed by the phrase, “without being limited to.”

     1802. Words of masculine, feminine or neuter gender shall mean and include the correlative words of the other genders, and words importing the singular number shall mean and include the plural number, and vice versa.

     1803. The term “provisions” shall be construed as if preceded by the phrase “terms, covenants, agreements, requirements, conditions and/or.”

     1804. All section and exhibit captions herein are used for convenience and reference only and in no way define, limit or describe the scope or intent of, or in any way affect, this Agreement.

     1805. Each reference to an agreement, instrument or other document of any nature shall include all revisions, amendments, modifications and supplements thereto, from time to time.

     1806. The words “herein,” “hereof,” “hereunder” and similar words shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement.

     1807. No inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion hereof.

     1808. Each exhibit referred to in this Agreement is hereby incorporated herein by reference and made a part of this Agreement with the same effect as if it were restated word for word in this Agreement.

     1809. If any party is designated in this Agreement to be more than one Person, then, in such event, each Person so designated shall be jointly and severally liable for all duties, obligations and liabilities of said party.

     1810. Time is of the essence of each and every provision in this Agreement. If any provision of this Agreement requires that action be taken on or before a particular date that falls on a day that is not a Business Day, the time for the taking of such action shall automatically be postponed until the next following Business Day.

     1811. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective representatives, heirs, successors and assigns. Notwithstanding the foregoing, except for assignment to an Affiliate, Buyer shall not have any right to assign any of its right, title or interest in or to this Agreement without the prior written consent of Seller, which consent may be withheld for any reason or for no reason.

     1812. This Agreement constitutes the sole and entire agreement between the parties hereto, and no modification, alteration, or amendment of this Agreement shall be binding unless signed by the party against whom such modification, alteration, or amendment is sought to be enforced. No representation, warranty, covenant, inducement or obligation not included in this Agreement shall be binding upon either party hereto.

     1813. This Agreement shall be governed by and construed in accordance with the laws of the State.

     1814. If all or any portion of any provision of this Agreement shall be declared invalid or unenforceable under applicable law, then the performance of such portion shall be excused to the extent of such invalidity or unenforceability, but the remainder of this Agreement shall remain in full force and effect; provided, however, that if the excused performance of such unenforceable provision shall materially adversely affect the interest of either party, the party so affected shall have the right to terminate this Agreement by written notice thereof to the other party and Escrow Agent, in which event Escrow Agent shall promptly refund all the Earnest Money to Buyer, whereupon no party shall have any further duties, obligations or liabilities under this Agreement except for the Continuing Obligations.

     1815. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute one and the same Agreement. It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, so long as each party executes at least one counterpart. The signature of any party to any counterpart may be appended to any other counterpart.

     1816. BUYER ACKNOWLEDGES AND AGREES THAT BUYER IS EXPERIENCED IN THE OWNERSHIP AND OPERATION OF PROPERTY SIMILAR TO THE PROPERTY AND THAT BUYER IS QUALIFIED TO INSPECT AND EVALUATE THE PROPERTY AND THE MEMBERSHIP INTERESTS. BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS, WARRANTIES, AND COVENANTS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN CLOSING DOCUMENTS [THE “EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS”], BUYER IS FULLY RELYING ON ITS (OR ITS REPRESENTATIVES’) INSPECTIONS OF THE PROPERTY AND THE MEMBERSHIP INTERESTS AND NOT UPON ANY STATEMENTS (ORAL OR WRITTEN) MADE BY SELLER, GTP, OR ANY OF THEIR REPRESENTATIVES. BUYER ACKNOWLEDGES THAT BUYER (OR BUYER’S REPRESENTATIVES), BEFORE CLOSING DATE WILL HAVE THOROUGHLY INSPECTED AND EXAMINED THE PROPERTY AND THE MEMBERSHIP INTERESTS TO THE EXTENT DEEMED NECESSARY BY BUYER TO ENABLE BUYER TO EVALUATE THE PHYSICAL, LEGAL AND FINANCIAL CONDITION OF THE PROPERTY AND THE MEMBERSHIP INTERESTS AND ALL OTHER ASPECTS OF THE PROPERTY AND THE MEMBERSHIP INTERESTS. BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS, AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT AND THE PURCHASE, SUBJECT TO ARTICLES 6, 7, 10 AND 13 OF THIS AGREEMENT, BUYER AGREES FOR THE PROJECT LLC TO ACCEPT THE PROPERTY ON CLOSING DATE IN THEIR “AS IS,” “WHERE IS” CONDITION, WITH ALL FAULTS, AND WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IN CONNECTION WITH THE SALE OF THE MEMBERSHIP INTERESTS

TO BUYER, EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES, AND COVENANTS, THE CONVEYANCE OF THE PROPERTY TO THE PROJECT LLC AND THE SALE OF THE MEMBERSHIP INTERESTS TO BUYER ARE WITHOUT ANY REPRESENTATION, WARRANTY, OR GUARANTEE, AND SELLER, GTP, AND THEIR MEMBERS, PARTNERS, OFFICERS, AGENTS, DIRECTORS, EMPLOYEES, ATTORNEYS, CONTRACTORS AND AFFILIATES DISCLAIM ANY AND ALL REPRESENTATIONS, WARRANTIES, AND GUARANTEES, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW (EXCEPT THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS), OF OR RELATING TO THE PROPERTY AND THE MEMBERSHIP INTERESTS, INCLUDING: (1) THE USE, INCOME POTENTIAL, EXPENSES, OPERATION, CHARACTERISTICS OR CONDITION OF THE PROPERTY AND THE MEMBERSHIP INTERESTS OR ANY PORTION THEREOF, INCLUDING WARRANTIES OF SUITABILITY, HABITABILITY, MERCHANTABILITY, DESIGN OR FITNESS FOR ANY SPECIFIC PURPOSE OR A PARTICULAR PURPOSE, OR GOOD AND WORKMANLIKE CONSTRUCTION; (2) THE NATURE, MANNER, CONSTRUCTION, CONDITION, STATE OF REPAIR OR LACK OF REPAIR OF ANY IMPROVEMENTS LOCATED ON THE PROPERTY, ON THE SURFACE OR SUBSURFACE THEREOF, WHETHER OR NOT OBVIOUS, VISIBLE OR APPARENT; (3) THE NATURE OR QUALITY OF CONSTRUCTION, STRUCTURAL DESIGN OR ENGINEERING OF THE PROPERTY; (4) THE ENVIRONMENTAL CONDITION OF THE PROPERTY AND THE PRESENCE OR ABSENCE OF OR CONTAMINATION BY HAZARDOUS MATERIALS, OR THE COMPLIANCE OF THE PROPERTY WITH ALL REGULATIONS OR LAWS PERTAINING TO HEALTH OR THE ENVIRONMENT, INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, THE RESOURCE CONSERVATION AND RECOVERY ACT, THE CLEAN WATER ACT, AND ALL STATE ENVIRONMENTAL LAWS, EACH AS MAY BE AMENDED FROM TIME TO TIME, AND INCLUDING ANY AND ALL REGULATIONS, RULES OR POLICIES PROMULGATED THEREUNDER; (5) THE QUALITY OF THE LABOR AND MATERIALS INCLUDED IN THE PROPERTY; (6) THE SOILS CONDITIONS, DRAINAGE, FLOODING CHARACTERISTICS, UTILITIES OR OTHER CONDITIONS EXISTING IN, ON, OR UNDER THE PROPERTY; AND (7) COMPLIANCE OR NON-COMPLIANCE OF THE PROPERTY WITH ANY LEGAL REQUIREMENTS OR PRIVATE AGREEMENTS.

Article 19. — Limitation Of Liability.

     In any action or proceeding brought with respect to this Agreement or any of Closing Documents, no deficiency or other money judgment shall be sought or enforced against any directors, employees, officers, or shareholders of any party hereto. In the event of any default by any party under this Agreement or any of Closing Documents, the other parties shall look solely to the defaulting party for the full satisfaction of all liabilities or obligations of the defaulting party arising with respect to this Agreement or any of Closing Documents. If the assets of the defaulting party are insufficient to pay in full all such liabilities and obligations of the defaulting party arising with respect to this Agreement, none of the directors, employees, officers or shareholders of the defaulting party shall be held personally liable or responsible for the payment of any such deficiency.

Article 20. — Definitions.

     Unless the context shall clearly indicate otherwise, when used in this Agreement the words and phrases set forth below shall be defined as follows:

     “Affiliate” shall mean any entity controlling, controlled by, or under common control with the relevant entity. For purposes of this definition, the term “control” (including derivative terms) means the direct or indirect ability to direct the management and policy of the relevant entity, whether by ownership, control of voting interests, contract or otherwise.

     “Bank” shall mean the bank in which Escrow Agent deposits the Earnest Money.

     “Bond Approvals” shall mean all approvals, consents, information or other responses from each Bond Issuer and/or Bond Trustee with respect to any part of the Bond Financing that are required under the applicable Bond Documents, without requiring any material adverse change in the Bond Financing, for: (a) Seller to transfer the Membership Interests in the Project LLC to Buyer; (b) GTP to convey the Property to the Project LLC; (c) the Project LLC to assume the obligations of GTP with respect to the Bond Financing arising from and after Closing; and (d) GTP to be released from all duties, obligations and liabilities accruing after Closing with respect to the Bond Financing.

     “Bond Assignment” is defined in Section 1114.

     “Bond Documents” shall mean all documents evidencing and/or securing and/or effecting any part of the Bond Financing and/or any predecessor bonds, including any updates or amendments thereto.

     “Bond Financing” shall mean each issue of the Bonds.

     “Bond Issuer” shall mean The Industrial Development Board of the Metropolitan Government of Nashville and Davidson County, Tennessee, in its capacity as the issuer of the Bonds.

     “Bond Opinions” shall mean one or more opinions of McKenna Long & Aldridge, Atlanta, Georgia, bond counsel, addressed to Buyer and Seller and, if required by the Bond Documents, to the Bond Issuer and the Bond Trustee, that neither Buyer’s purchase of the Membership Interests nor the transfer of the Property to the Project LLC’s by GTP will (a) cause a default under the Bond Financing, (b) cause interest on the Bonds to be no longer excludible from gross income for federal income tax purposes, or (c) require any substantive change in the low income limits for tenants of the Property, or the percentage of the Property required to be occupied by low income tenants, in order for interest on the Bonds to continue to be excludible from gross income for federal income tax purposes.

     “Bond Trustee” shall mean Wachovia Bank, National Association.

     “Bonds” shall mean (a): $13,400,000 The Industrial Development Board of the Metropolitan Government of Nashville and Davidson County, Tennessee Multifamily Housing Revenue Bonds (Arbor Knoll Project) Series 1985 and (b) $13,250,000 The Industrial Development Board of the Metropolitan Government of Nashville and Davidson County, Tennessee Multifamily Housing Revenue Bonds (Arbor Crest Project) Series 1985.

     “Broker” shall mean Gables Residential Services, Inc. a Texas corporation, d/b/a Gables Residential Brokerage Services.

     “Business Day” shall mean each and every day, other than Saturdays and Sundays, when the main office of the Bank is open for business.

     “Closing” shall mean the simultaneous payment of monies and execution and delivery of substantially all of Closing Documents evidencing the consummation of the transactions provided for in this Agreement.

     “Closing Date” shall mean the contract date of Closing, which shall be the date upon which Closing actually occurs or such other date as may be agreed to in writing by Seller and Buyer.

     “Closing Documents” shall mean each and every document, instrument, agreement, closing statement, certificate, and affidavit executed and delivered pursuant to this Agreement in connection with the consummation of the transactions provided for by this Agreement, whether executed or delivered prior, at, or subsequent to Closing.

     “Code” shall mean, as applicable, the Internal Revenue Code of 1954, as amended, and all regulations thereunder, or the Internal Revenue Code of 1986, as amended, and all regulations thereunder.

     “Condemnation” shall mean any taking or notice of intent to take the Property by any Government Authority or other entity having the power of eminent domain, or any voluntary conveyance in lieu of any such taking.

     “Continuing Obligations” shall mean the indemnities of Seller in Section 706, the indemnities of Buyer in Sections 707 and 904, and the indemnities of Seller and Buyer in Article 14 and Section 1601.

     “Contract Date” shall mean the date this Agreement is executed and delivered by all of the parties hereto, which date shall be inserted on the execution page of this Agreement.

     “County” shall mean the county in which the Land is located.

     “Creditor Event” shall mean any of the following:

          (a) If the subject party (or any of its Affiliates), files in any court, pursuant to any statute of either the United States or of any State, a petition in bankruptcy or insolvency, or for reorganization or arrangement, or for the appointment of a receiver or trustee of all or any portion of its property, or if any of them makes an assignment for the benefit of, or enter into any arrangement with, its creditors.

          (b) If the Property or interest therein of the subject party (or any of its Affiliates), is seized under any levy, execution, attachment or other process of court and the same is not vacated or stayed on appeal or otherwise within thirty (30) days thereafter, or if any of its property, or interest therein, is sold by judicial sale and such sale is not vacated, set aside or stayed on appeal or otherwise within thirty (30) days thereafter.

          (c) If a petition in bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or trustee of all or a portion of its property, is filed against the subject party (or any of its Affiliates), in any court, pursuant to any statute of the United States or of any State, and such proceeding is not dismissed within thirty (30) days following the commencement thereof.

     “Delivered Bond Documents” shall mean that portion of the Bond Documents required to be delivered by Seller to Buyer under Item 15 of Exhibit “L.”

     “Earnest Money” is defined in Section 302.

     “Encumbrance” shall mean any mortgage, deed to secure debt, deed of trust, restrictive covenant, statutory lien, conditional sales contract, contract retaining title, security agreement, security interest, contract of sale, lease, license, easement, contract for deed, option to purchase or lease, or any other right to possession or control of the Property or the rents or proceeds of the Property.

     “Escrow Agent” shall mean the company identified as Escrow Agent on Exhibit “M”.

     “Gables Period” shall mean the period during which GTP or Seller has owned the Property.

     “Government Authority” shall mean each municipal, county, state and federal government agency, authority, department, division, court and official having jurisdiction over the subject matter, as well as all boards of fire underwriters, property owners associations, tax districts, community improvement districts and other similar quasi-governmental entities.

     “Improvements” shall mean any and all buildings, structures, driveways, parking areas, hardscaped areas, landscaped areas (including clearing, grading, excavation and other site work associated therewith), paved areas, fences, signs, site fixtures and other physical improvements from time to time, both now and hereafter, located, constructed, installed or placed on, or attached or affixed to, the Land.

     “Land” shall mean the land described in Exhibit “A”.

     “Leases” is defined in Exhibit “F”.

     “Legal Requirement” shall mean each applicable law, statute, code, act, ordinance, order, judgment, decree, injunction, rule, regulation, bylaw and other requirement of each Government Authority.

     “Mortgage Taxes” shall mean all taxes, assessments, levies, impositions and other charges of any nature levied, assessed or imposed by any Government Authority on any mortgage loan or Encumbrance on the Property.

     “Other Intangible Property” is defined in Exhibit “F”.

     “Permitted Title Exceptions” shall mean those matters described in Exhibit “B”.

     “Person” shall mean any natural or artificial legal entity whatsoever, including any individual, general partnership, limited partnership, limited liability partnership, limited liability limited partnership, limited liability company, unincorporated association, sole proprietorship, corporation, trust, business trust, real estate investment trust, or joint venture.

     “Private Covenant” shall mean each instrument, agreement, covenant, restriction, indenture, loan agreement, promissory note, or Encumbrance that creates any private legal right, privilege, immunity, duty, liability or obligation.

     “Property” shall mean the Land, Improvements, Tangible Personalty, Leases, Service Agreements, and Other Intangible Property.

     “Proration Date” shall mean 12:01 a.m. on Closing Date.

     “Purchase Price” is defined in Article 3.

     “Rents” is defined in Exhibit “F”.

     “Service Agreements” shall mean each and every maintenance, construction, advertising, management, leasing, franchising, employment, union, leasing commission, or utilities agreement or other agreement relating to the Property or otherwise affecting the Property or arising out of their ownership or operation.

     “State” shall mean the state in which the Land is located.

     “Substitution of Credit Enhancement” shall mean the provision of a new credit enhancement instrument to undertake all credit enhancement obligations under the Bond Documents from and after Closing Date by a credit enhancer to be provided by Buyer, subject to all requirements and procedures in, and the payment by Buyer of all costs under, the Bond Documents.

     “Tangible Personalty” is defined in Exhibit “F”.

     “Taxes and Assessments” shall mean all taxes, assessments, levies, impositions and other charges of any nature levied, assessed or imposed on the Property or the ownership or use of the Property by any Government Authority or pursuant to any Private Covenant, both general and special, ordinary and extraordinary, recurring and nonrecurring, foreseen and unforeseen, payable in installments and not payable in installments, including all real property and personal property ad valorem taxes, assessments, excises, permit and impact fees, sanitary sewer and water taxes and rents, and all charges levied, assessed or imposed in lieu of or in addition to any of the foregoing.

     “Tenants” shall mean all tenants under the Leases.

     “Title Company” shall mean the Escrow Agent.

Article 21. — Offer And Acceptance.

     This document shall become binding only upon the execution and delivery of this Agreement by both Seller and Buyer. Upon full execution and delivery hereof, as described above, Seller shall forward a fully executed counterpart of this Agreement to Escrow Agent, together with a request that Escrow Agent execute and deliver to Seller and Buyer an original Acceptance of Escrow Agent substantially in the form of Exhibit “M”.

Article 22. — Code Section 1031 Exchange.

     2201. Buyer previously has: (a) conveyed its interest in certain real property (the “Relinquished Property”) to              (“Qualified Intermediary”) as the first part of a non-simultaneous exchange of the Relinquished Property for one or more parcels of real property (“Replacement Property”) under Code Section 1031; and (b) notified Qualified Intermediary that he has selected the Property as Replacement Property and elected to exchange his interest in the Relinquished Property for an interest in the Property.

     2202. As contemplated by this Agreement, Buyer shall accomplish the exchange by acquiring all of the Membership Interests of the Project LLC, which by the terms of this Agreement shall acquire the Property. Therefore, upon Closing, the Project LLC will own the Replacement Property and will be a limited liability company with a single member and, in accordance with Internal Revenue Service Revenue Ruling 99-6, will be disregarded as an entity for tax purposes, so that Buyer will be deemed to own and hold the assets of the Project LLC, including the Replacement Property.

     2203. In order for Buyer to complete said exchange, it may assign its rights under this Agreement to Qualified Intermediary, provided that: (a) Neither Seller nor GTP shall incur any liabilities, expenses or costs as a result or in connection with the exchange; (b)the exchange shall not delay the Closing Date; (c) Buyer shall indemnify, protect, defend and hold Seller and GTP harmless from and against any claim, demand, obligation, cost, damage, liability, judgment or expense (including reasonable attorneys’ fees, charges and disbursements) arising out of or in connection with the exchange; (d) Neither Seller nor GTP makes any representation or warranty as to the qualification of the exchange under Section 1031 of the Code; (e) the exchange and the assignment to Qualified Intermediary shall be solely for federal, state and local income taxes purposes and shall not relieve Buyer from any representations, warranties, covenants, obligations or liabilities otherwise imposed under this Agreement; and (f) Qualified Intermediary shall not be required to take title to the Replacement Property or the Membership Interests of the Project LLC in connection with the exchange.

[EXECUTIONS BEGIN ON THE NEXT PAGE.]

     SIGNED, SEALED AND DELIVERED to be effective as of the 3rd day of September, 2004, which shall be the “Contract Date.”

SELLER:

GABLES REALTY LIMITED PARTNERSHIP, a Delaware limited Partnership

By:	Gables GP, Inc., a Texas corporation, its sole general partner

	By:	/s/ Dennis Ranosek

Dennis Rainosek, Vice President

GABLES GP, INC., a Texas corporation

	By:	/s/ Dennis Ranosek

Dennis Rainosek, Vice President

GTP:

GABLES-TENNESSEE PROPERTIES, L.L.C., a Tennessee limited liability company

By:	Gables Realty Limited Partnership, a Delaware limited partnership, Member

	By:	Gables GP, Inc., a Texas corporation, its sole general partner

By:	/s/ Dennis Rainosek

Dennis Rainosek,
Vice President

[EXECUTIONS CONTINUED FROM THE PREVIOUS PAGE.]

BUYER:

AMERCIA FIRST APARTMENT INVESTORS, INC., a Maryland corporation,

By:	/s/ Joseph N. Grego

Joseph N. Grego, President

FEIN: 47-0858301

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